SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549


                              FORM 8-K


                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  December 18, 1996



                     CENTRAL MAINE POWER COMPANY
       (Exact name of registrant as specified in its charter)




          Maine               1-5139                 01-0042740
(State of Incorporation)      (Commission            (IRS Employer
                              File Number)           Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code:  (207) 623-3521




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Item 1 through Item 4.  Not applicable.

Item 5. Other Events.

     (a) Maine Yankee Atomic Power Company. On December 20, 1996, Maine Yankee Atomic Power Company ("Maine Yankee") announced that its President and Chief Executive Officer, Charles D. Frizzle, had submitted his resignation to facilitate a broad restructuring effort. The announcement stated that Mr. Frizzle, President of Maine Yankee since January 1989, would continue to carry out his duties and assist the Board of Directors in the transition process, then step down once a successor had been selected, which is expected to be in early 1997. A temporary committee of the board will oversee all major aspects of the transition, which will include a comprehensive review of management.

     Central Maine Power Company (the "Company") owns 38 percent of the common stock of Maine Yankee and is responsible for an equal amount of its costs. As previously reported, the Maine Yankee nuclear generating plant at Wiscasset, Maine (the "Plant") has been limited to operating at 90 percent of capacity throughout most of 1996 pending the resolution of issues related to investigations initiated by the U.S. Nuclear Regulatory Commission ("NRC"). On December 6, 1996, the Plant was taken off line to resolve cable-separation and associated issues, which Maine Yankee has said could be completed by early January 1997. The NRC has notified Maine Yankee, however, that returning the Plant to service will require NRC approval. Although Maine Yankee has said it does not expect the inspection to result in an extended outage, it cannot predict when the Plant will be allowed to return to service. The Company has been incurring incremental replacement-power costs of approximately $1 million per week while the Plant has been off-line and expects such costs to continue at approximately the same rate until the Plant returns to service.

     (b) Credit ratings under review. On December 18, 1996, Moody's Investors Service placed the credit ratings of the Company under review for possible downgrade. In its release Moody's said the "review is in response to the increased likelihood that CMP's financial results will be depressed, due to planned increases in nuclear-related operating and capital expenses, primarily at the 860-megawatt Maine Yankee plant."

     Moody's said the ratings under review were the Company's General and Refunding Mortgage Bonds (rated "Baa2"), its unsecured medium-term notes and unsecured pollution-control bonds (rated "Baa3"), its shelf registration for General and Refunding Mortgage Bonds (rated "(P)Baa2"), and its preferred stock (rated "baa3"), as well as its counterparty rating of "Baa3" and its "Prime-2" short-term rating for commercial paper.


Item 6 through Item 8.  Not applicable.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                   CENTRAL MAINE POWER COMPANY


                                   By:
                                         D. E. Marsh
                                         Vice President, Corporate Services,
                                         Treasurer, and Chief Financial
                                           Officer

Dated:  December 20, 1996